Exhibit 2.6

AGREEMENT FOR PURCHASE AND SALE OF
LIMITED LIABILITY COMPANY UNITS

BY AND AMONG
MONTEREY PASTA COMPANY,
CIBO NATURALS LLC, SUEKAT LLC
AND OBIC, INC.

JANUARY 28, 2004

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TABLE OF CONTENTS

Article 1: PURCHASE AND SALE OF UNITS

1.1	Purchase and Sale
1.2	Purchase Price
1.3	Closings

Article 2: PURCHASER’S REPRESENTATIONS AND WARRANTIES

2.1	Organization and Standing
2.2	Corporate Power
2.3	Authorization
2.4	Compliance With Other Instruments
2.5	Governmental Consents
2.6	Finder’s Fee
2.7	Investment Representations

Article 3: REPRESENTATIONS AND WARRANTIES OF CIBO AND SUEKAT

3.1	Organization and Standing
3.2	Power
3.3	Subsidiaries
3.4	Capitalization
3.5	Authorization
3.6	Financial Statements
3.7	Title
3.8	Patents and Trademarks
3.9	Litigation
3.10	Compliance With Other Instruments
3.11	Insurance
3.12	Governmental Consents
3.13	Finder’s Fee

Article 4: REPRESENTATIONS AND WARRANTIES OF THE SELLERS

4.1	Legal Power
4.2	Authorization
4.3	Compliance With Other Instruments
4.4	Governmental Consents
4.5	Finder’s Fee
4.6	Good Title

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Article 5: CONDITIONS TO CLOSINGS

5.1	Conditions to Purchaser’s Initial Purchase Obligation
5.2	Conditions to Sellers’ Initial Purchase Obligations
5.3	Conditions to the Parties’ Second Purchase Obligations

Article 6: COVENANTS OF THE PARTIES

6.1	Covenants of Sellers
6.2	Covenants of Purchaser

Article 7: INDEMNIFICATION

7.1	Sellers
7.2	Purchaser
7.3	Notice of Claims
7.4	Limitations on Claims

Article 8: TERMINATION OF AGREEMENT

8.1	Automatic Termination
8.2	Further Responsibilities

Article 9: MISCELLANEOUS

9.1	Professional Expenses
9.2	Further Execution and Delivery
9.3	Notification
9.4	Survival of Terms
9.5	Counterparts
9.6	Captions and Terms
9.7	Waivers
9.8	Binding Effect; Assignment
9.9	Governing Law
9.10	Entire Agreement
9.11	Mediation of Disputes
9.12	Arbitration of Disputes Following Mediation
9.13	Interpretation
9.14	Disclosure

Exhibit A	Purchaser’s Schedule of Exceptions (Article 2)
Exhibit B	CIBO’s and Suekat’s Schedule of Exceptions (Article 3)
Exhibit C	Amended and Restated Operating Agreement (Section 5.1(e))
Exhibit D	Form of Promissory Note for Purchaser Loan (Section 6.2(b))

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AGREEMENT FOR PURCHASE AND SALE OF

LIMITED LIABILITY COMPANY UNITS

This Agreement for Purchase and Sale of Limited Liability Company Units (the “Agreement”) is entered into effective as of January 28, 2004, by and among Monterey Pasta Company, a Delaware corporation (the “Purchaser”), CIBO Naturals LLC, a Washington limited liability company(“CIBO”), and Suekat LLC, a Washington limited liability company (“Suekat”) and Obic, Inc., a Washington corporation (“Obic”), as owners of all of the outstanding membership interest in CIBO (Suekat and Obic each a “Seller” or “Member” and together the “Sellers” or “Members”).

RECITALS

A.            CIBO’s Operating Agreement is dated July 25, 2002 (the “Operating Agreement”). At the First Closing (as defined below), Suekat will own of record and beneficially Eight Hundred Sixty-One Thousand One Hundred Twelve (861,112) Units (as defined in the Operating Agreement) in CIBO, representing seventy-seven and one-half percent (77.5%) of the outstanding Membership Interests  (as defined in the Operating Agreement) in CIBO and Obic will own of record and beneficially Two Hundred Fifty Thousand (250,000) Units in CIBO, representing twenty-two and one-half percent (22.5%) of the outstanding Membership Interest in CIBO.

B.            The parties desire that the Purchaser purchase, and the Sellers sell, all of the Units in CIBO owned by Suekat and Obic and additional newly issued Units in CIBO directly from CIBO, all in accordance with the terms of this Agreement (the “Purchase”).

ARTICLE 1

PURCHASE AND SALE OF UNITS

1.1                                 Purchase and Sale.

(a) At the First Closing (as defined below): (i) Suekat will sell to Purchaser and Purchaser will purchase from Suekat Five Hundred Seventy-Four Thousand Seventy-Four (574,074) Units, and (ii) Obic will sell to Purchaser and Purchaser will purchase from Obic One Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (166,167) Units.

(b) Also at the First Closing, CIBO will sell to Purchaser and Purchaser will purchase from CIBO Seven Hundred Forty Thousand Seven Hundred Forty-One (740,741) newly issued Units in CIBO.

(c) As of the First Closing, after the transactions set forth in subsections (a) and (b) above (collectively referred to herein as the “Initial Purchase”), the parties’ relative ownership of Units in CIBO shall be as follows:

Member Name	Number of Units	Percentage Interest

Monterey Pasta Company	1,481,482	80.0%
Suekat	287,038	15.5%
Obic	83,333	4.5%
Total	1,851,854	100%

(d) At the Second Closing (as defined below), the Sellers will severally sell to the Purchaser and the Purchaser will purchase from the Sellers the remainder of their Units, representing twenty percent (20%) of all Membership Interests, so that, immediately following the Second Closing, Purchaser shall be the owner of one hundred percent (100%) of the Membership Interests in CIBO (the “Second Purchase”).

1.2                                 Purchase Price.

(a) The total price to be paid by Purchaser for the Initial Purchase at the First Closing shall be Six Million Dollars ($6,000,000) in cash, to be paid as follows:

(i) Two Million Three Hundred Twenty-Five Thousand Dollars ($2,325,000), less the Suekat Holdback Amount (as defined below) shall be paid to Suekat in cash at the First Closing.

(ii) Six Hundred Seventy-Five Thousand Dollars ($675,000), less the Obic Holdback Amount as defined below, shall be paid to Obic in cash at the First Closing.

(iii) Three million dollars ($3,000,000) shall be paid to CIBO in cash at the First Closing, and CIBO shall immediately make the following payments:

(A) CIBO shall pay in full the principal amount and all interest due on that certain Promissory Note dated October 27, 2003, in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000)(the “Commerce Note”), to the payee Commerce Bank (the “ Commerce Note Payment”).

(B) The balance remaining after the Commerce Note Payment shall be applied as a principal prepayment on that certain Promissory Note dated July 25, 2002, in the principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000)(the “Second Note”), to the payee Obic (the “Second Note Payment”).  Following the Commerce Note Payment and the Second Note Payment, the remaining principal balance on the Second Note shall not exceed Two Million Dollars ($2,000,000).

(iii) The parties acknowledge that the Purchase Price of the Initial Purchase was negotiated by Sellers and the Purchaser on the basis of projections for the year 2003 provided to the Purchaser by CIBO. Purchaser is authorized to withhold the sum of Two Hundred Fifty Thousand Dollars ($250,000), including One Hundred Ninety-Three Thousand Seven Hundred Fifty Dollars ($ 193,750) (the “Suekat Holdback Amount) and Fifty-Six Thousand Two Hundred Fifty Dollars ($56,250)(the “Obic Holdback Amount”)of the  payments  described in paragraphs (i) and (ii) above  pending completion of the audit provided for in section 6.1(g) with  an opinion from the auditors performing such audit that the 2003 audited financial statements fairly present the results of CIBO’s operations for 2003 and the financial condition of CIBO at December 31, 2003. If such audited financial statements show earnings before taxes for 2003 equal to or greater than Six Hundred Fifty-Five Thousand Dollars ($655,000), Purchaser shall immediately pay the Suekat Holdback Amount to Suekat and the Obic Holdback Amount to Obic. If CIBO’s audited earnings before taxes for 2003 are in an amount less than Six Hundred Fifty-Five Thousand Dollars ($655,000), Purchaser shall retain, pro rata from the Suekat Holdback Amount and the Obic Holdback Amount an amount equal to five times the difference between CIBO’s audited earnings before taxes and Six Hundred Fifty-Five Thousand Dollars ($655,000), up to a maximum of Two Hundred Fifty Thousand Dollars ($250,000), and immediately pay the balance of the Suekat Holdback Amount and the Obic Holdback Amount, if any, to Suekat and Obic.

(b) The total price to be paid by Purchaser for the Second Purchase shall be paid in cash to the Sellers of the Units at the Second Closing, in an amount computed in accordance with the following formula:

[Applicable Percentage x (4.5 x EBT)] – Remaining Debt

where:

(i) The Applicable Percentage shall be twenty percent (20%) plus five-tenths percent (.5%) for each one hundred thousand dollars ($100,000) of EBT which exceeds two million dollars ($2,000,000), up to a maximum of thirty-two and five-tenths percent (32.5%).

(ii) EBT shall be earnings before taxes of CIBO for the twelve months immediately prior to the Second Closing, computed in accordance with generally accepted accounting principles.

(iii) Remaining Debt shall be equal to (A) Two Million Dollars ($2,000,000), minus (B) the product of (1) the Applicable Percentage times (2) CIBO’s cumulative net income, computed in accordance with generally accepted accounting principles, for the four calendar years immediately prior to the Second Closing. Remaining Debt shall not be less than zero.

1.3           Closings.     Unless the parties shall agree otherwise in writing, and subject to the satisfaction or waiver of all conditions to closing set forth in Article 5, the closing of the Initial Purchase shall occur January 28, 2004 (the “First Closing”), and the closing of the Second Purchase shall occur January 28, 2008 (the “Second Closing”) at such location or locations as the parties shall mutually agree.

ARTICLE 2

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Except as set forth in the Schedule of Exceptions to the representations and warranties of the Purchaser attached hereto as Exhibit A, the Purchaser represents and warrants to CIBO and to each Seller, as follows. Where used in this Article 2, the terms “to the knowledge of the Purchaser,” “of which the Purchaser is aware” or similar terms mean the actual knowledge of James M. Williams and Scott Wheeler.

2.1           Organization and Standing.     The Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing as a domestic corporation under the laws of said state. The Purchaser has all requisite corporate power and authority to own and lease its properties and to conduct its business as presently conducted. The Purchaser is qualified as a foreign corporation in all jurisdictions in which it conducts business, other than any such jurisdiction where the failure to be so qualified will not have a material adverse effect on the Purchaser’s business as now conducted.

2.2           Corporate Power.     The Purchaser has all requisite legal and corporate power to execute and deliver this Agreement, to purchase the Units to be acquired hereunder, and to carry out and perform its obligations under the terms of this Agreement.

2.3           Authorization. The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all requisite corporate action, and this Agreement constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights, or rules of law governing specific performance, injunctive relief or other equitable remedies.

2.4           Compliance With Other Instruments. The Purchaser is not in violation or breach of any term of its Certificate of Incorporation or Bylaws or to its knowledge in violation or breach of any term of any indenture, mortgage, deed of trust or other agreement, instrument, court order, judgment, decree, statute, rule or regulation to which it is a party or by which it is bound, the violation or breach of which is likely to result in a material adverse change in the assets, financial condition or affairs of the Purchaser. The execution, delivery and performance of and compliance with this Agreement, including the purchase by the Purchaser of the Units to be acquired hereunder, will not result in any such violation or be in conflict with or constitute a default under any such term or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Purchaser pursuant to any such term.

2.5           Governmental Consents.     Except as may be required by the Securities Exchange Act of 1934, as amended, regulations thereunder and Nasdaq® regulations, no consent, approval or authorization of, or designation, declaration or filing with, any Federal or state governmental authority in the United States is required on the part of the Purchaser in connection with the valid execution and delivery of this Agreement, the purchase of the Units to be acquired hereunder, or the consummation of any other transaction contemplated hereby.

2.6           Finder’s Fee.  Except for payments made or to be made to Monterey Bay Corporate Development which have previously been disclosed to the Sellers, the Purchaser has retained no finder or broker in connection with the transactions contemplated by this Agreement, and hereby agrees to indemnify and to hold each Seller harmless of and from any liability for commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser, or any of its employees or representatives, are responsible.

2.7           Investment Representations.

(a)           This Agreement is made with the Purchaser by CIBO and each Seller in reliance upon Purchaser’s representations and covenants made in this Section 2.7, which by its execution of this Agreement the Purchaser hereby confirms.

(b)           Purchaser understands that the Units to be acquired hereunder have not been registered under the Securities Act of 1933 or any state securities law and are being sold pursuant to an exemption from registration contained in the Securities Act based upon the representations of Purchaser contained herein.

(c)           Purchaser knows of no public solicitation or advertisement of an offer in connection with the proposed sale of the Units to be acquired hereunder.

(d)           Purchaser is acquiring the Units to be acquired hereunder for its own account for investment and not as a nominee and not with a view to the distribution thereof. Purchaser understands that, except as otherwise provided in this Agreement, it must bear the economic risk of this investment indefinitely unless the Units are registered pursuant to the Securities Act, or an exemption from such registration is available, and that CIBO has no present intention of registering the Units. Purchaser further understands that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow Purchaser to dispose of or otherwise transfer any or all of the Units under the circumstances, in the amounts or at the times Purchaser might propose.

(e)           By reason of its business or financial experience, Purchaser has the capacity to protect its own interests in connection with the purchase of the Units hereunder and has the ability to bear the economic risk (including the risk of total loss) of its investment.

(f)            Purchaser further covenants that it will not make any sale, transfer or other disposition of the Units in violation of the Securities Act, the Securities Exchange Act or the rules of the Securities and Exchange Commission promulgated thereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF CIBO AND SUEKAT

Except as set forth in the Schedule of Exceptions to the representations and warranties of CIBO and Suekat attached hereto as Exhibit B, CIBO and Suekat severally but not jointly represent and warrant to the Purchaser, as follows. Where used in this Article 3, the terms “to the knowledge of CIBO and Suekat,” “to the knowledge of

CIBO,” “of which CIBO and Suekat are aware” or similar terms mean to the actual knowledge of Jamie Colbourne, Eric Eddings and H. Martin Smith III.

3.1           Organization and Standing.     CIBO is a limited liability company duly organized and validly existing under the laws of the state of Washington and is in good standing under the laws of said state. CIBO has all requisite corporate power and authority to own and lease its properties and to conduct its business as presently conducted. CIBO is qualified to do business in all jurisdictions in which it conducts business, other than any such jurisdiction where the failure to be so qualified will not have a material adverse effect on CIBO’s business as now conducted.

3.2           Power. CIBO has all requisite legal power to execute and deliver this Agreement, to sell and convey the Units to be sold by it hereunder, and to carry out and perform its obligations under the terms of this Agreement. The Units to be sold by CIBO hereunder, when issued in accordance with the Agreement, shall be duly authorized and validly issued Units of CIBO entitling Purchaser to all rights associated with the Units as a member of CIBO.

3.3           Subsidiaries.     CIBO does not presently control, directly or indirectly, any other corporation, partnership, business trust, association or other business entity.

3.4           Capitalization. The outstanding Units in CIBO will be owned immediately prior to the First Closing as set forth in Recital A above. Except for such rights as are set forth in Article 13 of the Operating Agreement, all of which rights are hereby waived by the Sellers for the purposes of this Agreement, no subscription, warrant, option or other right to purchase or acquire any interest in CIBO, or securities convertible into or exchangeable for any such interest, are outstanding.

3.5           Authorization.  The execution, delivery and performance of this Agreement by CIBO have been duly authorized by all requisite action of its managers and members, and this Agreement constitutes a valid and binding obligation of CIBO enforceable in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights, or rules of law governing specific performance, injunctive relief or other equitable remedies.

3.6           Financial Statements.  CIBO’s unaudited financial statements for the year ended December 31, 2002 and ten months ended October 31, 2003 (the “CIBO Financial Statements”) have been delivered to the Purchaser. The CIBO Financial Statements present fairly the financial condition, operating results and cash flows of CIBO in all material respects as of their dates and for the periods then ended. Since October 31, 2003, there has not been any change in the assets, liabilities, financial condition or results of operations of CIBO from that reflected in the CIBO Financial Statements, other than changes in the ordinary course of business and the loan from Commerce Bank and execution of the Commerce Note and related security documents, none of which individually or in the aggregate has had a materially adverse effect on such assets, liabilities, financial condition or results of operations of CIBO. Except as shown or reflected in the CIBO Financial Statements, CIBO does not have outstanding on the date of this Agreement any material indebtedness or liability (absolute or contingent), except those incurred in the ordinary course of business since October 31, 2003.

3.7           Title.   CIBO has good title to all properties and assets owned by it, other than any deficiencies in title which, individually or in the aggregate, are not material to the business or properties of CIBO as a whole. Except for obligations reflected in the CIBO Financial Statements, CIBO’s properties and assets are not subject to any liens, mortgages, pledges, encumbrances or charges of any kind, except liens for current taxes or assessments not delinquent and except any such liens, mortgages, pledges, encumbrances or charges which, individually or in the aggregate, are not material to the business or properties of CIBO as a whole. All leases pursuant to which CIBO leases real or personal property are in good standing and are valid and effective in accordance with their respective terms, and there exists no material default or other occurrence or condition which could result in a default or termination of any such lease which would have a material adverse effect on the business of CIBO as now being conducted.

3.8           Patents and Trademarks. CIBO, to its knowledge, has good title to, ownership of or the right to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, software programs, information, proprietary rights and processes (“Proprietary Rights”) used in and necessary to conduct its business as now conducted, and, to CIBO’s knowledge, CIBO’s ownership or use of such Proprietary Rights does not and will not conflict with or infringe upon the rights of others. CIBO has not received any written communications (or, to its knowledge, any oral communications) alleging that CIBO has violated any of the Proprietary Rights of any other person.

3.9           Litigation.     There is no action, suit, proceeding or investigation pending or, to CIBO’s knowledge, currently threatened against CIBO which questions the validity of this Agreement, or the right of CIBO to enter into this Agreement or to consummate the transactions contemplated hereby, or which is likely to result, either individually or in the aggregate, in any material adverse change in the assets, financial condition or affairs of CIBO or any change in the equity ownership of CIBO. The foregoing includes, without limitation, actions known to CIBO that are pending or threatened and which involve the prior employment of any of CIBO’s employees, their use in connection with CIBO’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. CIBO is not to its knowledge a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

3.10         Compliance With Other Instruments. CIBO is not in violation or breach of any term of its Certificate of Formation or Operating Agreement or to its knowledge in violation or breach of any term of any indenture, mortgage, deed of trust or other agreement, instrument, court order, judgment, decree, statute, rule or regulation to which it is a party or by which it is bound, the violation or breach of which is likely to result in a material adverse change in the assets, financial condition or affairs of CIBO. The execution, delivery and performance of and compliance with this Agreement by CIBO and the sale and delivery of the Units to be sold by CIBO hereunder will not result in any such violation or be in conflict with or constitute a default under any such term or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of CIBO pursuant to any such term.

3.11         Insurance.     CIBO has fire, casualty and liability insurance policies with recognized insurers, in such amounts and with such coverage as are customary for similarly situated companies.

3.12         Governmental Consents.     No consent, approval or authorization of, or designation, declaration or filing with, any Federal or state governmental authority in the United States is required on the part of CIBO in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except, if required, qualifications or filings in connection with exemptions under any applicable state “blue sky” laws and Federal securities laws, which qualifications or exemptions, if required, will have been obtained and will be effective as of the First Closing, or will be obtained or filed after such First Closing within the prescribed time in order to secure such exemptions or qualifications.

3.13         Finder’s Fee.     CIBO has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold the Purchaser harmless of and from any liability for commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which CIBO, or any of its employees or representatives, are responsible.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally and not jointly, represents and warrants to the Purchaser with respect to the Units to be sold by such Seller, as follows:

4.1           Legal Power.  Seller has all requisite legal power to execute and deliver this Agreement, to sell and convey the Units to be sold hereunder, and to carry out and perform its obligations under the terms of this Agreement.

4.2           Authorization. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all requisite corporate, partnership or other required organizational action, and this Agreement constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights, or rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3           Compliance With Other Instruments. The execution, delivery and performance of and compliance with this Agreement by Seller and the sale and transfer of the Units by Seller pursuant to the terms hereof, will not result in any violation or breach of any term of its organizational documents, or to its knowledge any violation or breach by it of any term of any indenture, mortgage, deed of trust or other agreement, instrument, court order, judgment, decree, statute, rule or regulation to which it is a party or by which it is bound or be in conflict with or constitute a default under any such term or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Seller.

4.4           Governmental Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Federal or state governmental authority in the United States is required on the part of Seller in connection with the valid sale and transfer of the Units by Sellers hereunder or the consummation of any other transaction contemplated hereby, except, if required, qualifications or filings in connection with exemptions under any applicable state “blue sky” laws and Federal securities laws, which qualifications or exemptions, if required, will have been obtained and will be effective as of the First Closing, or will be obtained or filed after such First Closing within the prescribed time in order to secure such exemptions or qualifications.

4.5           Finder’s Fee.   Seller has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold the Purchaser harmless of and from any liability for any commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which Seller, or any of its employees or representatives, is responsible.

4.6           Good Title.     Seller has, and on the Closing Dates will have, good and marketable title to the Units proposed to be sold hereunder on such Closing Dates and full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver such Units hereunder, free and clear of all voting trust arrangements, liens, encumbrances, equities, security interests, restrictions and claims whatsoever, other than restrictions imposed by applicable federal and state securities laws; and upon delivery of and payment for such Units hereunder, the Purchaser will acquire good and marketable title thereto, free and clear of all liens, encumbrances, equities, claims, restrictions, security interests, voting trusts or other defects of title whatsoever, other than restrictions imposed by applicable federal and state securities laws or by this Agreement.

ARTICLE 5

CONDITIONS TO CLOSINGS

5.1           Conditions to Purchaser’s Initial Purchase Obligation. The Purchaser’s obligation to make the Initial Purchase from the Sellers at the First Closing is subject to the fulfillment to the Purchaser’s satisfaction prior to the First Closing of the following conditions, any of which may be waived in whole or in part by the Purchaser:

(a)           The representations and warranties made by CIBO and the Sellers in Article 3 hereof and by the Sellers in Article 4 hereof shall be true and correct as if made on and as of the First Closing.

(b)           All covenants, agreements and conditions contained in this Agreement to be performed by CIBO and the Sellers on or prior to the First Closing shall have been performed or complied with.

(c)           All matters of a legal nature which pertain to this Agreement, and the transactions contemplated hereby, shall have been approved by counsel to the Purchaser.

(d)           The Purchaser and the Sellers shall have executed a new operating agreement for CIBO, to be effective on and after January 28, 2004, in the form attached as Exhibit C.

(e)           Purchaser’s Board of Directors, the Board of Directors and (if required) shareholders of Obic, the Members and Managers of CIBO, and the members and managers of Suekat shall have approved the Purchase, the Agreement and all related agreements and documents made in connection with the transactions provided for hereunder.

(f)CIBO shall have obtained all required approvals, consents and authorizations of third parties, including, if necessary, customers and creditors of CIBO.

(g)           Purchaser shall have completed to its sole satisfaction a due diligence review of the assets, liabilities, organization and business of CIBO.

(h)           Representatives of CIBO and the Purchaser shall have met with CIBO’s largest customer regarding the Purchase and Purchaser, in its sole discretion, shall have received reasonable assurances that this customer (A) will not express any opposition or objections to the Purchase, and (B) will not, as a result of the Purchase, discontinue or reduce the scope of its existing or future relationship with CIBO.

5.2           Conditions to Sellers’ Initial Purchase Obligations. The obligations of the Sellers to sell and convey the Units at the First Closing is subject to the fulfillment to the satisfaction of the Sellers, on or prior to the First Closing of the following conditions, any of which may be waived in whole or in part by either of the Sellers on its behalf:

(a)           The representations and warranties made by the Purchaser in Article 2 hereof shall be true and correct as if made on and as of the First Closing.

(b)           All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the First Closing shall have been performed or complied with.

(c)           All matters of a legal nature which pertain to this Agreement, and the transactions contemplated hereby, shall have been approved by counsel to CIBO.

(d)           The Purchaser and the Sellers shall have executed a new operating agreement for CIBO, to be effective on and after January 28, 2004, in the form attached as Exhibit C.

(e)           Purchaser’s Board of Directors, the Board of Directors and (if required) shareholders of Obic, the Members and Managers of CIBO, and the members and managers of Suekat shall have approved the Purchase, the Agreement and all related agreements and documents made in connection with the transactions provided for hereunder.

5.3           Conditions to the Parties’ Second Purchase Obligations

(a) Conditions to Purchaser’s Second Purchase Obligations.  The Purchaser’s obligation to make the Second Purchase from the Sellers at the Second Closing is subject to the fulfillment to the Purchaser’s satisfaction prior to the Second Closing of the following conditions, any of which may be waived in whole or in part by the Purchaser:

(i) There shall be no action, suit, proceeding or investigation pending or, to the knowledge of CIBO’s executive officers, currently threatened against CIBO which questions the validity of this Agreement, or the right of CIBO to enter into this Agreement or to consummate the transactions contemplated hereby.

(ii) No consent, approval or authorization of, or designation, declaration or filing with, any Federal or state governmental authority in the United States shall be required on the part of CIBO or the Sellers in connection with the consummation of Second Purchase or any other transaction contemplated thereby, except, if required, qualifications or filings in connection with exemptions under any applicable state “blue sky” laws and Federal securities laws, which qualifications or exemptions, if required, will have been obtained and will be effective on the Second Closing, or will be obtained or filed after the Second Closing within the prescribed time in order to secure such exemptions or qualifications.

(iii) Sellers shall have all requisite legal power to sell and convey the Units to be sold by them at the Second Closing hereunder, and to carry out and perform their obligations under the terms of this Agreement.

(iv) The performance of Sellers’ obligations in connection with the Second Closing by Sellers shall have been duly authorized by all requisite corporate, partnership or other required organizational action, and this Agreement shall constitute a valid and binding obligation of each Seller enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights, or rules of law governing specific performance, injunctive relief or other equitable remedies.

(v) The performance of and compliance with Sellers’ obligations in connection with the Second Closing by Sellers, and the sale and transfer of the Units to be sold by Sellers at the Second Closing pursuant to the terms hereof, will not result in any violation or breach of any term of either Seller’s organizational documents, or to its knowledge any violation or breach by it of any term of any indenture, mortgage, deed of trust or other agreement, instrument, court order, judgment, decree, statute, rule or regulation to which it is a party or by which it is bound or be in conflict with or constitute a default under any such term or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of either Seller.

(vi) Sellers shall have good and marketable title to the Units proposed to be sold by them at the Second Closing hereunder and full right, power and authority to sell, assign, transfer and deliver such Units hereunder, free and clear of all voting trust arrangements, liens, encumbrances, equities, security interests, restrictions and claims whatsoever, other than restrictions imposed by applicable federal and state securities laws; and upon delivery of and payment for such Units hereunder, the Purchaser will acquire good and marketable title thereto, free and clear of all liens, encumbrances, equities, claims, restrictions, security interests, voting trusts or other defects of title whatsoever, other than restrictions imposed by applicable federal and state securities laws or by this Agreement.

(vii) All covenants, agreements and conditions contained in this Agreement to be performed by the Sellers on or prior to the Second Closing shall have been performed or complied with.

(viii) All matters of a legal nature which pertain to the Second Closing, and the transactions contemplated thereby, shall have been approved by counsel to the Purchaser.

(b) Conditions to Sellers’ Second Purchase Obligations. The obligations of the Sellers to sell and convey the Units to be sold at the Second Closing is subject to the fulfillment to the satisfaction of the Sellers, on or prior to the Second Closing of the following conditions, any of which may be waived in whole or in part by either of the Sellers on its behalf:

(i) The Purchaser shall have all requisite legal and corporate power to purchase the Units to be acquired at the Second Closing hereunder, and to carry out and perform its obligations under the terms of this Agreement.

(ii) The performance by the Purchaser of its obligations in connection with the Second Closing shall have been duly authorized by all requisite corporate action, and this Agreement shall constitute a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights, or rules of law governing specific performance, injunctive relief or other equitable remedies.

(iii) The Purchaser shall not be in violation or breach of any term of its Certificate of Incorporation or Bylaws or to its knowledge in violation or breach of any term of any indenture, mortgage, deed of trust or other agreement, instrument, court order, judgment, decree, statute, rule or regulation to which it is a party or by which it is bound, the violation or breach of which is likely to result in a material adverse change in the assets, financial condition or affairs of the Purchaser. The performance of and compliance with Purchaser’s obligations in connection with the Second Closing Agreement, including the purchase by the Purchaser of the Units to be acquired at the Second Closing, will not result in any such violation or be in conflict with or constitute a default under any such term or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Purchaser pursuant to any such term.

(iv) Except as may be required by the Securities Exchange Act of 1934, as amended, regulations thereunder and Nasdaq® regulations, no consent, approval or authorization of, or designation, declaration or filing with, any Federal or state governmental authority in the United States shall be required on the part of the Purchaser in connection with the purchase of the Units to be acquired at the Second Closing, or the consummation of any other transaction contemplated thereby.

(v) The investment representations made by Purchaser in connection with the execution of he Agreement and the First Closing and set forth in Section 2.7 shall be deemed to have been reconfirmed by the Purchaser at the Second Closing.

(vi) All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Second Closing shall have been performed or complied with.

(vii) All matters of a legal nature which pertain to the Second Closing, and the transactions contemplated thereby, shall have been approved by counsel for the Sellers.

ARTICLE 6

COVENANTS OF THE PARTIES

6.1           Covenants of Sellers.  Sellers make the following covenants to and for the benefit of Purchaser:

(a)           Covenant Not to Compete. Sellers severally but not jointly covenant and agree that they will not, for a period commencing on the date of this Agreement and extending through the date which is five years after the Second Closing, directly or indirectly, engage in, own, manage, operate, finance, participate in, provide services for, have an interest in, or otherwise be involved in any business arrangement with any person, firm, partnership, corporation, or business, whether as an employee, officer, director, agent, security holder, creditor, consultant, shareholder, partner, trustee, joint venturer, broker, distributor, sales representative or in any other capacity, that engages in the production, sale, or distribution of product lines produced by the Purchaser, CIBO or the Sellers at any time during the period commencing with the date of this Agreement and ending as of the Second Closing.  The foregoing notwithstanding, Sellers shall not be prohibited from owning debt or equity instruments issued by a publicly traded company so long as Sellers’ total interests in such entity do not exceed 5-percent of any class of stock (including conversion rights) of such publicly traded company.

(b)   Confidential Information.  Sellers acknowledge and agree that they possess confidential information related to the Purchaser and CIBO, the improper disclosure or misuse of which would materially adversely affect the ability of Purchaser to realize its investment objective in acquiring the Units, and that Sellers’ covenants and agreements contained in this section are in furtherance of and ancillary to the purchase and sale transactions contemplated by this Agreement and are reasonable and necessary to preserve and protect Purchaser’s investment.  The confidentiality provisions of this section shall survive the First and Second Closings of this Agreement.

Without the prior permission of the Purchaser, Sellers shall not, and shall take reasonable steps to assure that no agent or representative of Sellers shall, disclose any proprietary information relating to the Purchaser, CIBO or any product line now produced by the Purchaser or CIBO (“Confidential Information”), such as, but not limited to, formulas, specifications, manufacturing methods, documentation produced, business affairs, future plans, process information, customer lists, and any other information which is a valuable, special and unique asset of the Purchaser or CIBO, and which shall include any other information represented by the Purchaser, its officers or agents to Sellers as confidential. Confidential Information shall not include information that becomes publicly available through no act of the disclosing party, is received rightfully from a third party without duty of confidentiality, is disclosed under operation of law, or is disclosed with the prior written permission of the Purchaser.

Sellers agree that they will not at any time or in any manner, either directly or indirectly, use any Confidential Information for their own benefit, and that they will protect such information and treat it as strictly confidential.  A violation of this paragraph shall be a material violation of this Agreement. If it appears that any Seller has disclosed (or has threatened to disclose) Confidential Information in violation of this Agreement, the Purchaser shall be entitled to an injunction to restrain any of them from disclosing, in whole or in part, such information, or from providing any services to any party to whom such information has been disclosed or may be disclosed.  The Purchaser shall not be prohibited by this provision from pursuing other remedies, including claims for losses and damages.

In the event this Agreement is terminated prior to the First Closing, the provisions of this section 6.1(b) shall apply only to Confidential Information provided directly or indirectly by Purchaser to Sellers.

(c)   No Further Negotiations by Sellers.  During the period preceding the First Closing, so long as this Agreement has not been terminated as provided in Article 7, Sellers agree that they will not, directly or indirectly, offer the Units to be acquired hereunder or any of the assets of CIBO to, solicit or entertain offers for them from, negotiate for their sale, or make information concerning them available to, any third party, other than sales of completed products in the ordinary course of business.

(d)   CIBO Marks. Sellers acknowledge and agree that, from and after the First Closing of the Agreement, CIBO will own and retain all United States and Canadian (applications pending) trademark and trade name rights in the marks “Cibo Naturals” (U.S. Reg. No. 2,752,291), “Fresh Matters” (U.S. Reg. No. 2,752,289) and the Leaf Design (U.S. Reg. No. 2,752,290). Sellers covenant and agree that Sellers will not use or attempt to use such marks in advertising or marketing, as a trademark or trade name, or in any other manner or for any other purpose not consistent with CIBO’s rights to such marks.

(e)   Access. To permit Purchaser to conduct its due diligence investigation, Sellers will permit Purchaser and its representatives to have reasonable access to CIBO and its assets, the premises in which Sellers conduct the business of CIBO and all of CIBO’s books, records and personnel files, and will furnish to Purchaser financial data, operating data, and other written information concerning CIBO or its business, as Purchaser shall reasonably request, all of which information Sellers warrant, to the knowledge of CIBO,  was materially true and correct when provided to the Purchaser except for projections or information which Sellers specifically identify, at the time when it is provided to Purchaser or at any other time prior to the First Closing, as uncertain, conjectural or otherwise potentially subject to inaccuracy. Notwithstanding the foregoing, Purchaser will not attempt to visit the premises of CIBO or to contact its customers or suppliers except by prior arrangement with Sellers.

(f)    Conduct of Business; Interim Operations. Until the First Closing or termination of this Agreement, Sellers will conduct the business of CIBO in a reasonable and prudent manner in accordance with past practices, preserve its existing business organization and relationships with its employees, customers, suppliers and others with whom it has a business relationship, preserve and protect its assets, and conduct the business in compliance with all applicable laws and regulations.

(g)   Audit. Each of the Sellers and CIBO agree to take all actions which may be necessary to cause the financial statements of CIBO for the year ended December 31, 2003, to be audited and to cause such audited financial statements to be delivered to the Purchaser no later than March 15, 2004.

(h)   Covenants Reasonable; Remedies for Breach.  The covenants of Sellers contained in this section 6.1 are reasonable in duration and scope.  In the event of a breach of these covenants by Sellers, or any of them, Purchaser shall be entitled to injunctive relief, as well as to damages sustained and the recovery of actual attorneys’ fees and all costs incurred to enforce these covenants.

6.2   Covenants of Purchaser.

Purchaser makes the following covenants for the benefit of Sellers, which covenants shall survive the First Closing of this Agreement:

(a) Confidential Information. Until the First Closing has occurred or this Agreement has been terminated, Purchaser will hold in confidence, and will not use to the detriment of Sellers or CIBO, any data and information obtained from Sellers or CIBO in connection with this Agreement or the negotiation of the transactions which it contemplates. In addition, Purchaser will hold in confidence and will not use to the detriment of Sellers or CIBO, any data and information obtained regarding Sellers. Upon termination of this Agreement for any reason, Purchaser shall return promptly to Sellers and/or CIBO all information received in whatever form by Purchaser from Sellers or CIBO in connection with the proposed transaction and deliver to Sellers or CIBO or destroy all copies of such material which may have been made by Purchaser or its representatives.

In the event Purchaser does not purchase the Units to be acquired at the First Closing, Purchaser shall not, without prior permission of Sellers, disclose any proprietary information relating to Sellers, CIBO or its assets or any product line now produced by CIBO, including but not limited to formulas, methods, specifications, manufacturing methods, recipes, documentation produced, business affairs, future plans, process information, customer lists or any other information which is a valuable, special and unique asset of Sellers or CIBO, including any information represented by Sellers or CIBO or their officers or agents to Purchaser as confidential (collectively, “Sellers’ Confidential Information”).  Sellers’ Confidential Information shall not include any other information that becomes publicly available through no act of the disclosing party, is received rightfully from a third party without duty of confidentiality, is disclosed under operation of law, or is disclosed with the prior written permission of the Sellers.

Purchaser agrees that it will not at any time or in any manner, either directly or indirectly, use any of Sellers’ Confidential Information for its own benefit, and that it will protect such information and treat it as strictly confidential.  A violation of this paragraph shall be a material violation of this Agreement.  If it appears that Purchaser has disclosed (or has threatened to disclose) Sellers’ Confidential Information in violation of this Agreement, Sellers shall be entitled to an injunction to restrain Purchaser from disclosing, in whole or in part, such information, or from providing any services to any party to whom such information has been disclosed or may be disclosed.  Sellers shall not be prohibited by this provision from pursuing other remedies, including claims for losses or damages.

(b) Purchaser Loan. At the First Closing, Purchaser shall loan to CIBO the sum of One Million Dollars ($1,000,000), for which CIBO shall give a promissory note in the form attached as Exhibit D (the “Purchaser Loan”). CIBO shall use the proceeds of the Purchaser Loan to make an additional immediate prepayment on the Second Note.

ARTICLE 7

INDEMNIFICATION

7.1                                                         Sellers.

(a)  Suekat covenants and agrees to indemnify, hold harmless and defend Purchaser, its successors in interest and assigns and their respective shareholders, partners, members, directors, officers, managers, employees, agents and representatives from and against (i) all liabilities, losses, claims, demands, suits, judgments, damages and expenses (including reasonable legal expenses) resulting from a breach or nonfulfillment of any of the representations, warranties, covenants and agreements of Suekat set forth in this Agreement; (ii) to the extent not disclosed in the CIBO Financial Statements, (A) all losses, damages, costs and expenses relating to, arising out of or attributable to any lien, third party right, third party claim, charge, security interest, liability, obligation, restriction, encumbrance or title defect of any kind with respect to any of the assets of CIBO as of the date of this Agreement, and (B) all liabilities of CIBO as of the date of this Agreement; and (iii) attorneys’ fees and other costs and expenses, judgments and amounts paid in settlement or compromise of any third party action, lawsuit, proceeding, citation or investigation relating to, arising out of or attributable to any matter referred to in this section 7.1(a).  In the event that Purchaser sustains any liability, loss, damage or expense which is covered by Suekat’s indemnification under this paragraph, Purchaser may elect to offset the same against any amount then payable to Suekat under this Agreement.

(b)  Obic.  Obic covenants and agrees to indemnify, hold harmless and defend Purchaser, its successors in interest and assigns and their respective shareholders, partners, members, directors, officers, managers, employees, agents and representatives from and against all liabilities, losses, claims, demands, suits, judgments, damages and expenses (including reasonable legal expenses) resulting from a breach or nonfulfillment of any of the representations, warranties, covenants and agreements of Obic set forth in this Agreement including attorneys’ fees and other costs and expenses, judgments and amounts paid in settlement or compromise of any third party action, lawsuit, proceeding, citation or investigation relating to, arising out of or attributable to any matter referred to in this section 7.1(b).  In the event that Purchaser sustains any liability, loss, damage or expense which is covered by Obic’s indemnification under this paragraph, Purchaser may elect to offset the same against any amount then payable to Obic under this Agreement.

7.2                   Purchaser. Purchaser agrees to defend, indemnify and hold harmless the Sellers against all liabilities, losses, claims, demands, suits, judgments, damages and expenses (including reasonable legal expenses) resulting from a breach or nonfulfillment of any of the representations, warranties, agreements and covenants of Purchaser set forth in this Agreement, including attorneys’ fees and other costs and expenses, judgments and amounts paid in settlement or compromise of any third party action, lawsuit, proceeding, citation or investigation relating to, arising out of or attributable to the foregoing.

7.3                   Notice of Claims. If any claim is asserted relating to any liability specified in Sections 7.1 or 7.2, whether based upon a third party claim or otherwise, the party seeking indemnification shall promptly give notice of such claim to the indemnifying party. Where such claim is based upon a claim asserted by a third party, the indemnifying party shall have the sole right, at its own expense, to contest or to compromise and settle such claim.

7.4                   Limitations on Claims. Except as otherwise provided in this Agreement, the indemnification set forth is this Article 7 shall be the exclusive remedy of the parties for claims described in Sections 7.1 and 7.2. The total amount of liability for all such claims shall not exceed Six Million Dollars ($6,000,000) for Purchaser or Sellers. Except for claims of Purchaser based upon alleged violations of Sellers’ covenants set forth in Section 6.1(a), no liability for any claim shall be allowed against any indemnifying party unless notice of the claim is given to the indemnifying party on or before the Second Closing. Indemnification for claims based upon Section 6.1(a) shall not be allowed against an indemnifying party unless notice of the claim is given to the indemnifying party within five years after the Second Closing.

ARTICLE 8

TERMINATION OF AGREEMENT

8.1                   Automatic Termination. This Agreement shall terminate automatically, unless otherwise agreed to in writing by the parties, in the event the First Closing has not occurred on or before January 31, 2003.

8.2                   Further Responsibilities. In the event of a termination of this Agreement as provided above, neither Purchaser nor CIBO nor Sellers thereafter shall have any responsibility under this Agreement to the other except the duty to maintain confidentiality of information exchanged by the parties, and any documents or other things delivered by any party that are in the possession of another party shall be immediately returned.

ARTICLE 9

MISCELLANEOUS

9.1                   Professional Expenses. Purchaser, CIBO and Sellers shall be responsible to pay the fees of their respective attorneys, accountants and consultants incurred in connection with the Agreement.

9.2                   Further Execution and Delivery.   Each party shall execute and/or deliver all such items, articles, bills of sale, assignments, releases and other documents and instruments as any other party or any of its successors in interest or assigns may at any time reasonably request to further and more completely evidence and confirm the transactions made pursuant to this Agreement.

9.3                   Notification. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows, or when received by confirmed fax as follows:

To the Buyer:                                                                                                                                                                       Monterey Pasta Company

1528 Moffett Street

Salinas, CA  93905

Attention:  Scott Wheeler

Chief Financial Officer

Phone: (831) 753-6262

Fax: (831) 753-6257

To Sellers:                                                                                                                                                                                        Jamie Colbourne

c/o Pamela Grinter

Riddell Williams

1001 Fourth Avenue, Suite 4500

Seattle, WA 98154

9.4                   Survival of Terms. Subject to Section 7.4, all representations, warranties and covenants (including but not limited to covenants relating to competition and confidentiality) contained in this Agreement or in any certificate or other instrument delivered by or on behalf of the parties hereto shall be continuous and shall survive the execution of the Agreement and the First and Second Closings.

9.5                   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument.

9.6                   Captions and Terms. The captions used in the Agreement are for convenience of reference only and shall not be considered part of it nor limit or otherwise affect the meaning of any of its provisions. Usage of the singular or plural number or the masculine, feminine or neuter gender shall include the others, as the context may require.

9.7                   Waivers. No waiver or failure of enforcement by CIBO, Sellers or Purchaser of any term or condition of this Agreement shall be effective unless in writing, nor shall it operate as a waiver of any other breach of such term or condition or of any other term or condition.

9.8                   Binding Effect; Assignment.  This Agreement will bind and inure to the benefit of each party’s permitted successors and assigns. No party may assign this Agreement, in whole or in part, without the written consent of all other parties, provided, however, that the Purchaser may assign this Agreement without such consent to a successor in interest of the Purchaser or in connection with any merger, consolidation, sale of all or substantially all of the Purchaser’s assets or any other transaction in which more than fifty percent (50%) of the Purchaser’s voting securities are transferred. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void. The terms and conditions of the Agreement are not intended, nor shall the Agreement be construed, to confer any enforceable rights on any person not a party to the Agreement or such person’s successors or assigns.

9.9                   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9.10                 Entire Agreement.  This Agreement contains the entire agreement of the parties with regard to its subject matter.  This Agreement supersedes any prior written or oral agreements between the parties concerning its subject matter, including but not limited to the Letter of Intent dated November 20, 2003.

9.11                 Mediation of Disputes.  Any controversy arising out of the performance of this Agreement or regarding its interpretation is subject to a good faith effort at resolution through non-binding mediation before any complaint (whether a civil complaint in court or a complaint in arbitration) may be filed.  Mediation is a process in which parties attempt to resolve a dispute by submitting it to an impartial, neutral mediator who is authorized to facilitate the resolution of the dispute but who is not empowered to impose a settlement on the parties.  The mediation fee, if any, shall be paid one-half by Sellers and one-half by Purchaser. The parties agree to limit the admissibility in any subsequent litigation or proceeding of anything said, any admissions made, and any documents prepared, in the course of mediation, consistent with California Evidence Code section 1152.5.

IF ANY PARTY COMMENCES A COURT ACTION OR AN ARBITRATION PROCEEDING BASED ON A DISPUTE OR CLAIM TO WHICH THIS SECTION APPLIES WITHOUT FIRST ATTEMPTING TO RESOLVE THE MATTER IN GOOD FAITH THROUGH MEDIATION, THEN THAT PARTY SHALL NOT BE ENTITLED TO RECOVER ATTORNEY’S FEES EVEN IF THEY WOULD OTHERWISE BE AVAILABLE TO THAT PARTY IN A SUBSEQUENT COURT ACTION OR ARBITRATION PROCEEDING.

9.12                 Arbitration of Disputes Following Mediation.  Any controversy or claim arising out of, or relating to this Agreement, or its making, performance, or interpretation, which is not resolved through the mediation process required by the preceding section, shall be resolved by arbitration conducted in Monterey County in accordance with the rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.  Such award may be appealed to any appellate court having jurisdiction over the matter to the same extent that an appeal would be permissible from a civil judgment. The arbitrators selected shall be persons experienced in general corporate matters and business agreements, and shall make their awards based upon the principles of California law.  The parties shall have the right to discovery and the arbitration proceeding shall be reported by a certified court reporter.

BY THEIR EXECUTION OF THIS AGREEMENT, THE PARTIES ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION DECIDED BY NEUTRAL ARBITRATION. ADDITIONALLY, THE PARTIES ARE GIVING UP ANY RIGHTS THEY OTHERWISE POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR BY JURY TRIAL; PROVIDED, HOWEVER, THE PARTIES ARE NOT GIVING UP THEIR RIGHT TO APPEAL THE DECISION OF THE ARBITRATOR(S).  IF ANY PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, SUCH PARTY MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE.  THE PARTIES’ AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.  THE PARTIES HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

9.13                 Interpretation.  This Agreement shall be construed according to the fair meaning of its language.  The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.

9.14                 Disclosure.  The parties mutually agree not to disclose the terms of this Agreement except by news release in a form mutually agreed to by the parties, by Form 8K as required by NASDAQ or Securities and Exchange Commission reporting requirements to which Purchaser is subject, or except as required by court order.  If disclosure is required, the disclosing party agrees to notify the other party in advance of the content of the information being disclosed and to whom the disclosure is being made.

9.15                 Nature of Certain Obligations.  The covenants of each Seller in Article 1 concerning the sale of its Units to Purchaser and the representations and warranties of each Seller in Articles 3 and 4 concerning the transaction are individual obligations.  This means that the particular Seller making the representation, warranty or covenant shall be solely responsible to the extent provided in Article 7 for any adverse consequences Purchaser may suffer as a result of any breach thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers, effective as of the date set forth above.

Date: January 28, 2004		MONTEREY PASTA COMPANY

	By:	/s/ James M. Williams
James M. Williams
President and Chief Executive Officer

Date: January 28, 2004		CIBO NATURALS LLC

	By:	/s/ Jamie Colbourne
Jamie Colbourne, Manager

Date: January 28, 2004		SUEKAT LLC

	By:	/s/ Jamie Colbourne
Jamie Colbourne, Manager

Date: January 28, 2004		OBIC, INC

	By:	/s/ Debra A. Neace
Debra A. Neace, CEO